Exhibit 23.2

Consent of Sanghavi & Company

We consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the AMCOL International Corporation 2010 Long-Term Incentive Plan of our report dated September 22, 2009, with respect to the consolidated financial statements of Ashapura Minechem Limited as of March 31, 2009 and 2008 (unaudited) and for the years ended March 31, 2009, 2008 (unaudited) and 2007 (unaudited), which appears in the Annual Report on Form 10-K of AMCOL for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Sanghavi & Company

SANGHAVI & COMPANY

Chartered Accountants

Mumbai, India
April 28, 2010